SELECTED FINANCIAL DATA

         On March 26,  1998 the Board of  Directors  of the  Company  declared a
2-for-1 stock split, payable May 2, 1998 to shareholders of record April 16, 1998. To give effect to this stock split, previously reported share and per share information included in the Company's Annual Report on Form 10-K incorporated by reference in this Registration Statement are adjusted as follows:

         For the years ended December 31, 1997, 1996 and 1995 basic earnings per share are $.41, $.31 and $.29 respectively, as compared to the previously reported amounts of $.81, $.61 and $.58, respectively. For the years ended December 31, 1997, 1996 and 1995 earnings per share assuming dilution are $.40, $.30 and $.29, as compared to the previously reported amounts of $.80, $.60 and $.58, respectively.

         In addition, the number of shares issued and outstanding as of December 31, 1997 and 1996 was 2,746,060 and 2,733,046 as compared to the previously reported amounts of 1,373,030 and 1,366,523, respectively.